                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st of June, 1996 by and between PEDIATRIX MEDICAL GROUP, INC., a Florida corporation (hereinafter called the "Company"), and Douglas Cunningham, M.D., (hereinafter called the "Executive").

                             PRELIMINARY STATEMENTS

     A. The Company is presently engaged in the business of providing neonatal and pediatric physician management services to hospitals (the "Business").

     B. The Executive has had many years of experience in medical administration and management.

     C. The Company is desirous of employing the Executive and benefiting from his contributions to the Company.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1. EMPLOYMENT.

     1.1. Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, on the terms and conditions set forth herein, for a period of three (3) years (the "Initial Term") commencing on June 1, 1996 and expiring on May 31, 1999 (the "Expiration Date") unless sooner terminated as hereinafter set forth. The Initial Term of this Agreement, and the employment of the Executive hereunder, may be renewed and/or extended for such period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement signed by the Executive and the Company. If this Agreement is not renewed and/or extended prior to the expiration of the Initial Term, this Agreement, and the employment of the Executive hereunder, shall automatically terminate on the Expiration Date. (The Initial Term and any extensions shall be hereinafter referred to as the "Employment Period").

     1.2. Duties of the Executive. During the Employment Period, the Executive shall serve as Chief Medical Officer of the Company. The Executive shall report to, and shall be subject to the supervision and direction of, the Chief Executive Officer. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and business time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder as a senior executive officer involved with the general management of the Company, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal investments and engage in other business activities, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

     1.3. Place of Performance. The Executive shall be based at the Company's principal executive offices located in Broward County, Florida, except for required travel relating to the Company's Business.

2. BASE COMPENSATION AND BONUSES.

     2.1. Base Salary. Commencing on the date hereof, the Executive shall receive a base salary at the annual rate of not less than two hundred and seventy-five thousand dollars ($275,000) (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to required applicable withholding for taxes. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time.

     2.2. Performance Bonus. The Executive shall be entitled to a performance bonus for each of the Company's fiscal years during the Employment Period (the "Performance Bonus") of up to fifty thousand dollars ($50,000) per year. The Compensation Committee of the Board shall have the exclusive right to increase or decrease the Executive's Performance Bonus to reflect the Executive's and the Company's performance for the year.

3. OTHER BENEFITS.

     3.1. Expense Reimbursement. The Company shall promptly reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the Business of the Company, including expenses for travel and entertainment. The Executive shall account and submit reasonably supporting documentation to the Company in connection with any expense reimbursement hereunder in accordance with the Company's policies.

     3.2. Other Benefits. During the Employment Period, the Company shall continue in force all existing comprehensive major medical and hospitalization insurance coverages, either group or individual for the Executive and his dependents; shall continue in force all existing life insurance for the Executive; and shall continue in force all existing disability insurance for the Executive (collectively, the "Policies"), which Policies the Company shall keep in effect at its sole expense throughout the term of this Agreement. The Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executive officers or other peer executives of the Company. The Executive shall also be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs and such other perquisites as applicable generally to senior executive officers or other peer executives of the Company. The Executive shall be reimbursed for up to $1,500 per year for professional dues and subscriptions in accordance with written policies and procedures of the Company. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to this agreement.

     3.3. Working Facilities. The Company shall furnish the Executive with an office, a secretary and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

     3.4. Vacation. The Executive shall be entitled to such number of paid vacation and leave days in each calendar year as determined by the Board from time to time for its senior executive officers, but in no event less than four
(4) weeks of paid vacation during each calendar year. Unused vacation days may be carried forward from year to year at the option of the Executive; provided that the Executive notifies the Company of his intention to accrue any unused vacation or leave time.

     3.5. Stock Options. The Executive shall be entitled to participate in the Company's Stock Option Plan or any other similar plan adopted by the Company that provides for the issuance of stock options to its employees. Executive shall receive 25,000 options at market price with a three year vesting period. The agreement for said options is attached hereto as Exhibit A. The terms of said agreement and the Company Stock Option plan shall control the Executive's rights and interest in said options.

     3.6 Professional Meetings and Seminars and Expenses. The Executive shall be entitled to be reimbursed for up to $2,000 per year for professional meetings and seminars in accordance with written policies and procedures of the Company. Any time taken by the Executive for such professional meetings and seminars shall be counted as part of (and is not in addition to) the four (4) weeks of paid vacation provided to the Executive referenced in
Section 3.4 hereof.

4. TERMINATION.

     4.1. Termination for Cause.

          (a) The Company may terminate this Agreement for Cause. As used in this Agreement, the term "Cause" shall mean:

             (i) A material willful breach committed in bad faith by the Executive of the Executive's obligations under Section 1.2 hereof (other than as a result of incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

             (ii) The conviction of the Executive of a felony based upon a violent crime or a sexual crime involving baseness, vileness or depravity; or

             (iii) Substance abuse by the Executive in a manner which materially affects the performance of the Executive's obligations under Section 1.2 hereof; or

             (iv) Any act or omission of the Executive which is materially contrary to the business interests, representations or goodwill of the Company.

          (b) The Termination Date for a termination of this Agreement pursuant to this Section 4.1 shall be the date specified by the Board in a written notice to the Executive of finding of Cause.

          (c) Upon any termination of this Agreement pursuant to this Section 4.1, the Executive shall be entitled to the compensation specified in
     Section 5.1 hereof.

     4.2. Disability. The Company may terminate this Agreement upon the Disability (as defined below) of the Employee in strict accordance with the following procedure: Upon a good faith determination by not less than a majority of the Board of the entire membership of the Board (excluding the Executive) that the Executive has suffered a Disability, the Company shall give the Executive written notice of its intention to terminate this Agreement due to such Disability. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a fulltime basis for six consecutive months or twelve months whether or not consecutive as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably). The Termination Date for a termination of this Agreement pursuant to this Section 4.2 shall be the date specified by the Board in the resolution finding that the Executive has suffered a Disability, which date may not be any earlier than 30 days after the date of Board's finding. Upon any termination of this Agreement pursuant to this Section 4.2, the Executive shall be entitled to the compensation specified in Section 5.2 hereof.

     4.3. Death. This Agreement shall terminate automatically upon the death of the Executive, without any requirement of notice by the Company to the Executive's estate. The date of the Executive's death shall be the Termination Date for a termination of this Agreement pursuant to this Section 4.3. Upon any termination of this Agreement pursuant to this Section 4.3, the Executive shall be entitled to the compensation specified in Section 5.3 hereof.

     4.4 Termination by the Executive Without Cause. The Company may terminate the Executive's employment, without cause, upon ninety (90) days prior written notice. To terminate the Executive's employment without cause in accordance with this Section 4.4, the Company shall give the Executive written notice of such termination. The Termination Date shall be the date specified by the Company in such notice. Upon any termination of this Agreement pursuant to this Section 4.4, the Executive shall be entitled to the compensation specified in Section 5.4 hereof.

     4.5. Termination by the Executive Upon a Change in Control of the Company. In the event a Change in Control (as hereafter defined) in the Company shall occur during the Employment Period, and the Executive is (i) assigned any position, duties or responsibilities that are significantly diminished or changed when compared with the position, duties or responsibilities of the Executive prior to such Change in Control, (ii) forced to relocate to another location more than 25 miles from Executive's location prior to the Change in Control, or (iii) terminated, then the Executive shall be entitled to the compensation specified in Section 5.5 hereof and any other compensation and benefits provided in this Agreement in connection with a Change in Control of the Company. For purpose of this Section 4.5, "Change in Control of the Company" shall mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than fifty (50%) percent of the Company's common stock in a single transaction or a series of transactions (hereinafter referred to as a "50% Change in Control"); (ii) a merger or other form of corporate reorganization resulting in an actual or de facto 50% Change in Control; or (iii) the failure of Applicable Directors (defined below) to constitute a majority of the Board during any two (2) consecutive year period after the date of this Agreement (the "Two-Year Period"). "Applicable Directors" shall mean those individuals who are members of the Board at the inception of a Two-Year Period and any new director whose election to the Board or nomination for election to the Board was approved (prior to any vote thereon by shareholders) by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence. If the Executive elects to terminate his employment pursuant to the terms of this
Section 4.5, the Executive shall give the Company written termination notice. The Termination Date shall be the date specified in such notice, which date may not be earlier than 30 days nor later than 90 days from the Company's receipt of such notice.

     4.6. Termination by the Executive Due to Poor Health. The Executive may terminate his employment under this Agreement upon written notice to the Company if the Executive's health should become impaired to any extent that makes the continued performance of the Executive's duties under this Agreement hazardous to the Executive's physical or mental health or his life (regardless of whether such condition would be deemed a Disability under any other section of this Agreement), provided that the Executive shall have furnished the Company with a written statement from a qualified doctor to that effect and provided further that, at the Company's written request and expense, the Executive shall submit to a medical examination by a qualified doctor selected by the Company and acceptable to the Executive (which acceptance shall not be unreasonably withheld) which doctor shall substantially concur with the conclusions of the Executive's doctor. The Termination Date shall the date specified in the Executive's notice to the Company, which date may not be earlier than 30 days nor later than 90 days from the Company's receipt of such notice. Upon any termination of this Agreement pursuant to this Section 4.6, the Executive shall be entitled to the compensation specified in Section 5.6 hereof.

     4.7. Non-renewal. In the event that this Agreement is not renewed beyond the Initial Term as provided in Section 1.1 hereof, then this Agreement shall terminate at the end of such Initial Term of this Agreement. The last day of the Initial Term shall be the Termination Date for a termination pursuant to this
Section 4.7. Upon any termination of this Agreement pursuant to this Section 4.7, the Executive shall be entitled to the compensation specified in Section 5.7.

     4.8. Termination by the Executive. The Executive may terminate his employment under this Agreement for any reason whatsoever upon not less than 90 days prior written notice to the Company. The Termination Date under this
Section 4.8 shall be the date specified in the Executive's notice to the Company, which date may not be earlier than 90 days from the Company's receipt of such notice. Upon any termination of this Agreement pursuant to this Section 4.8, the Executive shall be entitled to the compensation specified in Section
5.7 hereof.

5. COMPENSATION AND BENEFITS UPON TERMINATION.

     5.1. Cause. If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.1 at the rate in effect at the Termination Date, and the Company shall have no further obligation to the Executive under this Agreement.

     5.2. Disability. During any period that the Executive is unable to perform his duties under this Agreement as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his full Base Salary until the Termination Date specified in Section 4.2, plus the prorated amounts specified in Section 5.10. After such termination, the Executive shall receive in equal monthly installments 100% of his Base Salary at the rate in effect at the Termination Date for one year, reduced by any disability payments otherwise payable by or pursuant to plans provided by the Company.

     5.3. Death. Upon the Executive's death, the Company shall pay to the person designated by the Executive in a notice filed with the Company or, if no person is designated, to his estate (i) any unpaid amounts of his Base Salary and accrued vacation to the date of the Executive's death, plus the prorated amounts specified in Section 5.10; and (ii) any payments the Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or similar plan or policy then maintained by the Company. Upon full payment of all amounts required to be paid under this Section 5.3, the Company shall have no further obligation under this Agreement.

     5.4 Termination by the Company Without Cause. If the Company terminates the Executive's employment without cause in accordance with and subject to
Section 4.4, then (i) the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.4 at the rate in effect at such Termination Date, plus amounts specified in Section 5.10.

     5.5. Termination by the Executive Upon a Change in Control. If the Executive terminates this Agreement upon a Change in Control of the Company pursuant to Section 4.5, then (i) the Company shall pay the Executive his full Base Salary through the Termination Date specified in Section 4.5, at the rate in effect at such Termination Date, plus the amounts specified in Section 5.10;
(ii) the Executive shall receive all other compensation and benefits provided in this Agreement in connection with a termination of employment due to a Change in Control of the Company; and (iii) in lieu of any further salary payments to the Executive for periods subsequent to such Termination Date (but without affecting compensation or benefits to the Executive in accordance with the preceding clauses 5.5(i) and 5.5(ii) and in consideration of the rights of the Company under Section 8, the Company shall pay as severance pay to the Executive an amount equal to 100% of the average taxable compensation of the Executive for the five taxable years prior to such termination (all as determined to compute the "base amount" for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), reduced, but not below zero, by the amount of compensation or benefits from the Company to the Executive which would cause the severance pay payable pursuant to this Section 5.5 to exceed the excess parachute payment limitation imposed under Section 280G of the Code, payable to the Executive in twelve (12) equal monthly installments. In addition, in the event the Termination Date as a result of a Change in Control occurs within the twelve (12) month period of a Change in Control, any stock options held by the Executive on the Termination Date shall become vested in full and immediately exercisable.

     5.6. Termination by the Executive Due to Poor Health. If the Executive terminates this Agreement pursuant to Section 4.6 hereof, the Company shall pay to the Executive any unpaid amounts of his Base Salary and accrued vacation to the Termination Date specified in Section 4.6, plus any disability payments otherwise payable by or pursuant to plans provided by the Company, plus the prorated amounts specified in Section 5.10.

     5.7. Non-renewal or other termination. If this Agreement terminates pursuant to Section 4.7 or Section 4.8 hereof, the Company shall pay to the Executive any unpaid amounts of his Base Salary and accrued vacation to the Termination Date specified in Section 4.7 or Section 4.8, as the case may be, plus the prorated amounts specified in Section 5.10.

     5.8. Health and Medical Plans. The Executive shall be entitled to all continuation of health, medical, hospitalization and other programs as provided by any applicable law and such additional benefits as are provided by the Company to its employees upon termination of employment with the Company.

     5.9. Mitigation. The Executive shall be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, any payment provided for in this Section 5 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date.

     5.10. Performance Bonus and Expense Reimbursement. If the Executive's employment with the Company is terminated for any reason, other than Cause (defined in Section 4.1(b) above), the Executive shall be paid, solely in consideration for services rendered by the Executive prior to such termination, a Bonus with respect to the Company's fiscal year in which the Termination Date occurs, equal to the Performance Bonus that would have been payable to the Executive for the fiscal year if the Executive's employment had not been terminated, multiplied by the number of days in the fiscal year prior to and including the date of termination and divided by 365. The Executive shall be entitled to reimbursement for reasonable business expenses incurred prior to the Termination Date, subject, however to the provisions of Section 3.1.

6. SUCCESSORS; BINDING AGREEMENT.

     6.1. Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) acquiring a majority of the Company's voting common stock or any other successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as previously defined and any successor to its business and/or assets which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     6.2. Benefit. This Agreement and all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him under this Agreement, including all payments payable under Section 5, if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, the Executive's estate.

     7. CONFLICTS WITH PRIOR EMPLOYMENT CONTRACT. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and revokes any and all prior or existing agreements, written or oral, relating to the subject matter hereof, and this Agreement shall be solely determinative of the subject matter hereof.

8. NONCOMPETITION; UNAUTHORIZED DISCLOSURE; INJUNCTIVE RELIEF.

     8.1. No Material Competition. Except with respect to services performed under this Agreement on behalf of the Company, and subject to the obligations of the Executive as an officer of the Company and the employment obligations of the Executive under this Agreement, the Executive agrees that at no time during the Employment Period or, for a period of one year immediately following any termination of this Agreement for any reason, for himself or on behalf of any other person, persons, firm, partnership, corporation or company:

          (a) Solicit or accept business from any clients of the Company or its affiliates, from any prospective clients whose business the Company or any affiliate of the Company is in the process of soliciting at the time of the Executive's termination, or from any former clients which had been doing business with the Company within one year prior to the Executive's termination;

          (b) Solicit any employee of the Company or its affiliates to terminate such employee's employment with the Company; or

          (c) Engage in any business of the type performed by the Company in the geographical area where the Company is actively doing business or soliciting business.

     8.2. Unauthorized Disclosure. During the Employment Period and for two years following the termination of this Agreement for any reason, the Executive shall not, without the written consent of the Board or a person authorized by the Board or as may otherwise be required by law or court order, disclose to any person, other than an employee of the Company or person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company, any material confidential information obtained by him while in the employ of the Company with respect to any of the company's clients, physicians, creditors, lenders, investments bankers or methods of marketing, provided, however, that confidential information shall not include any information generally known to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

     8.3. Injunction. The Company and the Executive acknowledge that a breach by the Executive of any of the covenants contained in this Section 8 may cause irreparable harm or damage to the Company or its subsidiaries, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive agrees that the Company shall be entitled to an injunction issued by any court of competent jurisdiction enjoining and restraining all violations of this Section 8 by the Executive or his associates, affiliates, partners or agents, and that the right to an injunction shall be cumulative and in addition to all other remedies the Company may possess.

     8.4. Certain Provisions. The provisions of this Section 8 shall apply during the time the Executive is receiving Disability payments from the Company as a result of a termination of this Agreement pursuant to Section 4.2 hereof.

     9. ARBITRATION. Any dispute or controversy (except for disputes arising under Section 8) arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within 7 days after receipt of written notice from either party that a dispute exists and that arbitration is required, both parties must within 7 business days agree on an acceptable arbitrator. If the parties cannot agree on an arbitrator, then the parties shall list the "Big Six" accounting firms (other than the Company's auditors) in alphabetical order and the first firm that does not have a conflict of interest and is willing to serve will be selected as the arbitrator. The parties agree to act as expeditiously as possible to select an arbitrator and conclude the dispute. The arbitrator must render his decision in writing within 30 days of his or its appointment. The cost and expenses of the arbitration and of legal counsel to the prevailing party shall be borne by the non-prevailing party, except as otherwise provided in Section 3.7 hereof. Each party will advance one-half of the estimated fees and expenses of the arbitrator. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of
Section 8 hereof.

     10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Florida.

     11. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Company:                         If to the Executive:

        Roger Medel, M.D., M.B.A.                  Douglas Cunningham, M.D.
        C.E.O.                                     6 Via Cancha
        Pediatrix Medical Group, Inc.              San Clemente, CA 92673
        1455 Northpark Drive
        Ft. Lauderdale, FL 33326

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

     12. BENEFITS: BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns. Notwithstanding the foregoing, neither party may assign its rights or benefits hereunder without the prior written consent of the other party hereto.

     13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

     14. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     15. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other, whether such costs and fees are incurred in a court of original jurisdiction or one or more courts of appellate jurisdiction.

     16. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement. No agreements or representations, oral or otherwise, express or implied, have been made by either party with respect to the subject matter of this agreement which agreements or representations are not set forth expressly in this Agreement, and this Agreement supersedes any other employment agreement between the Company and the Executive.

     17. BOARD APPROVAL; AGREEMENT. The Company warrants and represents to the Executive that this Agreement has been approved and authorized by the Board. No provisions of this Agreement may be modified, waived or discharged unless such waiver modification or discharge is agreed to in writing signed by the Executive and the officer of the Company which is specifically designated by the Board.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                            PEDIATRIX MEDICAL GROUP, INC.

                                            By:
                                               ---------------------------------
                                              Roger J. Medel, M.D., M.B.A.

                                            THE EXECUTIVE:

                                            ------------------------------------
                                            Douglas Cunningham, M.D.